Exhibit 4.140

Nevada Geothermal Power Inc.

Suite 900	Tel: 604-688-1553
409 Granville St.	Fax: 604-688-5926
Vancouver, B.C	Toll: 866-688-0808
Canada VC6 1T2	Web: www.nevadageothermal.com

AMENDMENT TO EMPLOYMENT AGREEMENT – STUDLEY, EFFECTIVE AS OF AUGUST 1, 2007

           THIS AMENDMENT TO EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into effective as of August 1, 2008 (the “Effective Date”), by and between Nevada Geothermal Power Company, a Nevada corporation (the “Company”) and Andrew Studley (“Employee”), with reference to the following: THE ABOVE REFERENCED AGREEMENT IS AMENDED AS FOLLOWS:

1.        Clause 4.1(c) is amended as follows: “For a period of up to twenty-our (24) months from August 1, 2007, the Company will pay $1,250.00 towards the cost of interim Vancouver rental accommodation and one half (1/2) the cost of travel between Toronto and Vancouver up to a maximum of $500 per month.”

2.        Clause 4.1(d) is amended by extending the period of time for reimbursement of moving expenses to July 31, 2009.

THE REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK.

EMPLOYMENT AGREEMENT – STUDLEY Page 2

           In Witness Whereof, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

NEVADA GEOTHERMAL POWER CO.

Per:     Signed

Authorized Signatory: Brian Fairbank

President & CEO

SIGNED, SEALED and DELIVERED by	)
ANDREW STUDLEY in the presence of:	)
)
)
Signed	)
)
Cynthia Woodward	)	Signed
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900 – 409 Granville Street	)	Andrew Studley, CFO
)
Vancouver, British Columbia	)
)
Executive Assistant	)